UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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AtriCure, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ATRICURE, INC.

6217 Centre Park Drive

West Chester, Ohio 45069

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 23, 2013

To Our Stockholders:

You are cordially invited to attend the 2013 Annual Meeting of Stockholders (the “Annual Meeting”) of AtriCure, Inc. (the “Company” or “AtriCure”). The Annual Meeting will be held at our principal executive offices located at 6217 Centre Park Drive, West Chester, Ohio 45069 on Thursday, May 23, 2013, for the following purposes, as more fully described in the accompanying proxy statement:

1.	To elect nine directors to serve for a one-year term that expires at the 2014 Annual Meeting of Stockholders and until their successors have been duly elected and qualified;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2013;

3.	To conduct an advisory vote on the compensation of our named executive officers as disclosed in this proxy statement;

4.	To conduct an advisory vote on the frequency of future advisory votes on executive compensation; and

5.	To transact such other business as may properly come before the Annual Meeting.

The Annual Meeting will begin promptly at 9:00 a.m. (EDT) and check-in will begin at 8:30 a.m. (EDT). Only holders of record of shares of AtriCure common stock (Nasdaq: ATRC) at the close of business on April 1, 2013 will be entitled to notice of, and to vote at, the Annual Meeting and any postponements or adjournments of the Annual Meeting.

We continue to take advantage of U.S. Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. As a result, we are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) with this proxy statement and our 2012 Annual Report. The Notice contains instructions on how to access and review those documents over the Internet. The Company believes that this process allows us to provide our stockholders with the information they need in a more timely manner.

A complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose in connection with the Annual Meeting during normal business hours at our principal executive offices for a period of at least 10 days prior to the Annual Meeting.

By order of the Board of Directors,
/s/ M. Andrew Wade
M. Andrew Wade Vice President and Chief Financial Officer

West Chester, Ohio

April 12, 2013

YOUR VOTE IS IMPORTANT!

REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE, WHICH REQUIRES NO ADDITIONAL POSTAGE IF IT IS MAILED IN THE UNITED STATES. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AT THE ANNUAL MEETING.

ATRICURE, INC.

***IMPORTANT NOTICE***

Regarding Internet Availability of Proxy Materials

for the Annual Meeting to be held on May 23, 2013

You are receiving this communication because you hold shares in the above company, and the materials you should review before you cast your vote are now available.

The proxy statement and annual report to security holders are available at:

http://ir.atricure.com/phoenix.zhtml?c=189981&p=proxy

ATRICURE, INC.

PROXY STATEMENT

FOR

2013 ANNUAL MEETING OF STOCKHOLDERS

The Board of Directors of AtriCure, Inc., a Delaware corporation, is soliciting the enclosed proxy from you. The proxy will be used at our 2013 Annual Meeting of Stockholders to be held on Thursday, May 23, 2013, beginning at 9:00 a.m. (EDT) at our principal executive offices located at 6217 Centre Park Drive, West Chester, Ohio 45069, and at any postponements or adjournments thereof. This proxy statement contains important information regarding the 2013 Annual Meeting of Stockholders. Specifically, it identifies the matters upon which you are being asked to vote, provides information that you may find useful in determining how to vote and describes the voting procedures.

In this proxy statement: the terms “we,” “our,” “us,” “AtriCure” and the “Company” each refer to AtriCure, Inc.; the term “Board” means our Board of Directors; the term “proxy materials” means this proxy statement, the enclosed proxy card and our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the U.S. Securities and Exchange Commission, or SEC; and the term “meeting” means our 2013 Annual Meeting of Stockholders, including any postponements or adjournments thereof.

We are sending these proxy materials on or about April 12, 2013 to all stockholders of record at the close of business on April 1, 2013 (the “Record Date”).

QUESTIONS AND ANSWERS REGARDING THIS SOLICITATION

AND VOTING AT THE ANNUAL MEETING

Why am I receiving these proxy materials?

We sent you these proxy materials because our Board is soliciting your proxy to vote at the meeting. As a stockholder of record at the close of business on April 1, 2013, you are invited to attend the meeting and are entitled to and requested to vote on the items of business described in this proxy statement.

What information is contained in this proxy statement?

The information in this proxy statement relates to the proposals to be voted on at the meeting, the voting process, the compensation of our directors and most highly paid executive officers during 2012 and certain other required information.

Who is entitled to vote at the meeting?

Only stockholders who owned our common stock at the close of business on April 1, 2013 are entitled to notice of and to vote at the meeting and at any postponements or adjournments thereof. If you are not a stockholder of record but hold shares in street name (that is, through a broker or nominee), you will need to provide proof of beneficial ownership as of April 1, 3013, such as your most recent brokerage account statement, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership. All stockholders should be prepared to present photo identification for admittance.

What items of business will be voted on at the meeting?

The items of business scheduled to be voted on at the meeting are:

1.	The election of nine nominees to serve as directors on our Board;

2.	The ratification of the appointment of our independent registered public accounting firm for the 2013 year;

3.	An advisory vote on the compensation of our named executive officers as disclosed in this proxy statement; and

4.	An advisory vote on the frequency for future advisory votes on executive compensation.

These proposals are described more fully below. As of the date of this proxy statement, this is the only business that our Board intends to present or knows of that others will present at the meeting. If any other matter or matters are properly brought before the Annual Meeting, or any postponement or adjournment thereof, each properly executed proxy card will be voted in the discretion of the proxies named therein.

How does the Board of Directors recommend that I vote?

Our Board recommends that you vote your shares:

1.	“FOR” each of the director nominees;

2.	“FOR” the ratification of our independent registered public accounting firm for 2013;

3.	“FOR” the approval of the compensation of our named executive officers; and

4.	“EVERY YEAR” as the frequency for future advisory votes on executive compensation.

What are my voting rights?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 1, 2013. You may vote all shares owned by you as of April 1, 2013, including (1) shares held directly in your name as the stockholder of record, and (2) shares held for you as the beneficial owner through a broker, trustee or other nominee such as a bank.

What constitutes a quorum?

A quorum is required to conduct business at the meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our common stock entitled to vote at the meeting will constitute a quorum. As of April 1, 2013, 20,900,507 shares of our common stock were outstanding. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to the persons named as proxy holders or to vote in person at the meeting. We have enclosed a proxy card for your use.

If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and are also invited to attend the meeting. Please note that since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, which gives you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for your use in directing the broker, trustee or nominee how to vote your shares.

How can I vote my shares in person at the meeting?

Shares held in your name as the stockholder of record may be voted in person at the meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares, which gives you the right to vote the shares. Even if you plan to attend the meeting, we recommend that you also submit your proxy card or voting instructions as described below so that your vote will be counted if you later decide not to, or are unable to, attend the meeting.

Can I vote my shares without attending the meeting?

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the meeting. Stockholders of record may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelope. Stockholders holding shares beneficially in street name may vote by mail by completing, signing and dating the voting instruction cards provided by their broker, trustee or nominee and mailing them in the accompanying pre-addressed envelope.

What if I want to revoke and change my vote?

You may change your vote at any time prior to the vote at the meeting. If you are the stockholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to our Secretary prior to your shares being voted or by attending the meeting and voting in person. Please note that attending the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee, or, if you have obtained a legal proxy from your broker, trustee or nominee which gives you the right to vote your shares, by attending the meeting and voting in person.

What vote is required to approve each item and how are votes counted?

The vote required to approve each item of business and the method for counting votes is set forth below:

•

Election of Directors. The nine director nominees receiving the highest number of affirmative “FOR” votes at the Annual Meeting (a plurality of votes cast) will be elected to serve as directors. You may vote “FOR” all of the director nominees or “WITHHOLD” your vote for any or all director nominees. A properly executed proxy marked “WITHHOLD” with respect to the election of one or more director nominees will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

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Ratification of the Independent Registered Public Accounting Firm. For the approval of the ratification of the independent registered public accounting firm, the affirmative “FOR” vote of a majority of the shares represented in person or by proxy and entitled to vote will be required for approval. You may vote “FOR,” “AGAINST” or “ABSTAIN” for this item of business. If you “ABSTAIN,” your abstention has the same effect as a vote “AGAINST.”

•

Advisory Vote on Compensation of Named Executive Officers. For the approval, on an advisory basis, of the compensation of our named executive officers, the affirmative “FOR” vote of a majority of the shares represented in person or by proxy and entitled to vote will be required for approval. You may vote “FOR,” “AGAINST” or “ABSTAIN” for this item of business. If you “ABSTAIN,” your abstention has the same effect as a vote “AGAINST.”

•

Advisory Vote on Frequency of Future Advisory Votes on Executive Compensation. We will consider our stockholders to have expressed a non-binding preference for the frequency option for future advisory votes on executive compensation receiving the highest number of “FOR” votes. You may vote “EVERY YEAR,” “EVERY TWO YEARS” OR “EVERY THREE YEARS” for this item of business.

If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If you sign your proxy card or voting instruction card without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board (“FOR” all of the nominees to the Board, “FOR” ratification of the independent registered public accounting firm, “FOR” the approval of the compensation of our named executive officers, “EVERY YEAR” as the preferred frequency for future advisory votes on executive compensation and in the discretion of the proxy holders on any other matters that properly come before the meeting).

What is a “broker non-vote”?

Under the rules that govern brokers who have record ownership of shares that are held in street name for their clients who are the beneficial owners of the shares, brokers have the discretion to vote such shares on routine matters. The ratification of the appointment of an independent public accounting firm (Proposal 2) is considered a routine matter. Your broker, therefore, may vote your shares in its discretion on this routine matter if you do not instruct your broker how to vote on them. If a matter is not considered routine, then your broker is prohibited from voting your shares on the matter unless you have given voting instructions on that matter to your broker. Because Proposal 1 (election of directors), Proposal 3 (advisory vote on compensation of named executive officers) and Proposal 4 (advisory vote on frequency of future advisory votes on executive compensation) are not considered routine, brokers holding shares for their customers will not have the ability to cast votes with respect to Proposals 1, 3 and 4 unless they have received instructions from their customers. It is important, therefore, that you provide instructions to your broker if your shares are held by a broker so that your votes with respect to Proposals 1, 3 and 4 are counted. Your broker, therefore, will need to return a proxy card without voting on Proposals 1, 3 and 4 if you do not give voting instructions with respect to these matters. This is referred to as a “broker non-vote”.

How are “broker non-votes” counted?

Broker non-votes will be counted for the purpose of determining the presence of a quorum for the transaction of business, but they will not be counted in tabulating the voting result for any particular proposal.

How are abstentions counted?

If you return a proxy card that indicates an abstention from voting, the shares represented will be counted for the purpose of determining both the presence of a quorum and the total number of shares represented and entitled to vote with respect to a proposal (other than with respect to the election of directors), but they will not be voted on any matter at the meeting. Accordingly, abstentions will have the same effect as a vote “AGAINST” Proposals 2 and 3.

What happens if additional matters are presented at the meeting?

Other than the four proposals described in this proxy statement, we are not aware of any other business to be acted upon at the meeting. If you grant a proxy, the persons named as proxy holders, Michael H. Carrel (our President and Chief Executive Officer) and M. Andrew Wade (our Vice President and Chief Financial Officer), will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If, for any unforeseen reason, any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by our Board.

Who will serve as inspector of election?

The Secretary of the Company will tabulate the votes and act as inspector of election at the meeting.

What should I do in the event that I receive more than one set of proxy/voting materials?

You may receive more than one set of these proxy materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For instance, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. In addition, if you are a stockholder of record and your shares are registered in more than one name, you may receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive to ensure that all your shares are voted.

Who is soliciting my vote and who will bear the costs of this solicitation?

Your vote is being solicited on behalf of the Board, and the Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, by e-mail or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners. We may also engage the services of a professional proxy solicitation firm to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners. Our costs for such services, if retained, will not be material.

Where can I find the voting results of the meeting?

We intend to announce preliminary voting results at the meeting and publish final results in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission within four business days after the meeting.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

As a stockholder, you may be entitled to present proposals for action at a future meeting of stockholders, including director nominations.

•

Stockholder Proposals: For a stockholder proposal to be considered for inclusion in our proxy statement for the annual meeting to be held in 2014 (the “2014 Annual Meeting”), the written proposal must be received by the Secretary of AtriCure at our principal executive offices no earlier than November 14, 2013 and no later than December 14, 2013. However, if the date of our 2014 Annual Meeting changes by more than 30 days from the date of the meeting, then your notice must be received no later than the close of business on the later of (i) the 150th day prior to the date of the 2014 Annual Meeting or (ii) the 10th day following the date we make a public announcement of the date of the 2014 Annual Meeting. Such proposals must provide the information required by our Bylaws and also must comply with the requirements of Regulation 14A of the Securities Exchange Act of 1934 and any other applicable rules established by the SEC. Proposals should be addressed to:

AtriCure, Inc.

Attn: Secretary

6217 Centre Park Drive

West Chester, Ohio 45069

•

Nomination of Director Candidates: You may propose director candidates for consideration by our Board. Any such recommendations should include the nominee’s name and qualifications for Board membership and should be directed to our Secretary at the address set forth above. In addition, our Bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our Bylaws, as well as a statement by the nominee consenting to being named as a nominee and to serve as a director if elected. In addition, the stockholder must give timely notice to our Secretary in accordance with the provisions of our Bylaws, which require that the notice be received by our Secretary no earlier than November 14, 2013 and no later than December 14, 2013.

•

Copy of Bylaw Provisions: You may contact our Secretary at our principal executive offices for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

PROPOSAL ONE—ELECTION OF DIRECTORS

The Board of Directors

Our Amended and Restated Certificate of Incorporation provides that each director shall be elected at each annual meeting of stockholders for a term of one year. Our Board currently consists of the following nine directors: Michael H. Carrel, Mark A. Collar, Donald C. Harrison, M.D., Michael D. Hooven, Richard M. Johnston, Elizabeth D. Krell, Ph.D., Mark R. Lanning, Karen P. Robards and Robert S. White, each of whose terms expire at this meeting.

Director Nominees

The Nominating and Corporate Governance Committee recommended and the Board nominated the following people, all of whom are current directors, for re-election as directors: Michael H. Carrel, Mark A. Collar, Donald C. Harrison, M.D., Michael D. Hooven, Richard M. Johnston, Elizabeth D. Krell, Ph.D., Mark R. Lanning, Karen P. Robards and Robert S. White. If elected, these nominees will hold office as directors until our 2014 Annual Meeting and until their respective successors are elected and qualified or until their earlier death, resignation or removal.

Biographical Information of Directors and Director Nominees

The names of each member of the Board and nominee for director, where indicated, their ages as of April 1, 2013, length of service on the Board and certain biographical information is as follows:

Richard M. Johnston. Mr. Johnston, 78, has served as one of our directors since June 2002 and as Chairman of the Board since February 2005. From 2000 to 2010, Mr. Johnston served as a Managing Member of Camden Partners Holdings, LLC, a private equity firm, and he is now a Retired Member of that firm and provides certain consulting services to it. Mr. Johnston currently serves as a director of BioMedical Enterprises, Inc. During the last five years Mr. Johnston previously served as director of privately-held LipoScience Inc., Lombard Medical Technologies PLC, Medivance, Inc. and Webmedx, Inc., all Camden Partners’ portfolio companies of which Lombard Medical Technologies PLC is a publicly-held company in the United Kingdom. He also served as Chairman of privately-held Picis, Inc. as well as a director of Pet DRx Corporation, a publicly-held company. From 1961 to 2000, Mr. Johnston was employed by The Hillman Company, an investment holding company with diversified operations, where he served from 1970 to 2000 as Vice President, Investments and as a director. From 1979 to 2003, Mr. Johnston was Chairman of the Board of The Western Pennsylvania Hospital and its successors, The Western Pennsylvania Healthcare System and West Penn Allegheny Health System. Mr. Johnston received his B.S. from Washington and Lee University and his M.B.A. from The Wharton School, University of Pennsylvania. Mr. Johnston’s service as a director of several medical device companies and chairman of the board of a large healthcare system provides him insight into the high-level corporate governance, executive compensation and business management matters that the Company and the Board consider on a regular basis.

Mark A. Collar. Mr. Collar, 60, has served as one of our directors since February 2008. Mr. Collar retired in 2008 as an executive from the Procter and Gamble Company where his roles included President of the Global Pharmaceuticals and Personal Health business. Mr. Collar joined Procter and Gamble in 1975 as a sales representative and assumed roles of progressive responsibility within their Health and Personal Care, Beauty Care, New Business Development and Personal Health Care products divisions. Mr. Collar joined Procter and Gamble’s Pharmaceuticals division in 1994 and was named President of Global Pharmaceuticals in 2002. Mr. Collar is currently a venture partner at Triathlon Medical Ventures, a Midwest-based life science venture capital firm, and a director of First Financial Bancorp, a publicly-held bank holding company, in addition to several philanthropic and economic development roles. Mr. Collar received his B.S. from Northern Illinois University. Mr. Collar’s experience as a public company executive and board member provides him insight into high-level corporate governance and business management matters, which the Board considers on a regular basis.

Michael H. Carrel. Mr. Carrel, 42, has served as President, Chief Executive Officer and a director since November 2012. Mr. Carrel served as President and Chief Executive Officer of Vital Images, a publicly-traded medical imaging software company from 2008 until 2012. Mr. Carrel originally joined Vital Images in January 2005 as Chief Operating Officer and Chief Financial Officer. During Mr. Carrel’s tenure at Vital Images, he led the company to a leadership position in the healthcare and medical software industry. Under Mr. Carrel’s leadership, the company grew revenue and profitability, increased global market share, expanded its presence to over 90 countries, and raised $100 million in equity financing. Prior to Vital Images, Mr. Carrel was President and CEO of Zamba Corporation, a publicly-traded technology company and Chief Financial Officer of NextNet Wireless, a privately-held provider of non-line-of-sight plug and play broadband wireless access systems, now part of Motorola. Mr. Carrel holds a B.S. in Accounting from Pennsylvania State University and an M.B.A. from the Wharton School at the University of Pennsylvania.

Donald C. Harrison, M.D. Dr. Harrison, 79, has served as one of our directors since November 2000. Since 2004, Dr. Harrison has served as a Managing Partner of Charter Life Sciences, L.P., a venture capital investment firm. He is presently serving as a director of Sidis Technologies, Inc., a privately-held information technology services company, CoRepair, Inc., a privately-held heart failure company, Ischemia Care LLC, a privately-held company that performs genetic testing for stroke, and Minimally Invasive Devices LLC, a privately-held medical device company that develops products that facilitate minimally invasive surgery. From 1986 to 2003, Dr. Harrison was the Senior Vice President and Provost for Health Affairs at the University of Cincinnati. In this capacity, he served as the Chief Executive Officer of the Medical Center. Dr. Harrison has previously served as a director of various publicly-held companies, including Kendle International Inc., EnteroMedics, Inc., EP Technology, Inc., Novoste Corporation, InControl, Inc. and SciMed, Inc. From 2000 to 2003, Dr. Harrison served as a director of Enable Medical Corporation, a developer and manufacturer of surgical instruments that AtriCure acquired on August 10, 2005. From 1968 to 1986, Dr. Harrison served as co-director of the Falk Cardiovascular Research Center in Stanford, California, Professor of Medicine and William G. Irwin Professor of Cardiology at Stanford University School of Medicine and Chief of Cardiology at Stanford University Hospital. Dr. Harrison received his B.S. from Birmingham Southern College and his M.D. from the University of Alabama College of Medicine. Dr. Harrison has been a practicing cardiologist for the past 50 years and he is a long-time member of, and prominent figure in, the medical device industry and has broad experiences in various healthcare-related fields. As a former chief executive, Dr. Harrison also brings unique perspectives on business operations and financial matters.

Michael D. Hooven. Mr. Hooven, 57, is one of our founders and has served as a director since August 2002 and as a consultant during 2007 and 2009. From August 2002 through December 2006, Mr. Hooven served as Chief Technology Officer and from August 2002 through February 2005, he served as Chairman of the Board. From November 2000 to August 2002, he served as our President and Chief Executive Officer. Mr. Hooven is currently President and Chief Executive Officer of Enable Medical Technologies, LLC, a start-up business focusing on opportunities in minimally invasive surgery. Since 1994 until its acquisition, Mr. Hooven served as Chairman of the Board, and has previously served as President and Chief Executive Officer of Enable Medical Corporation, a developer and manufacturer of surgical instruments that Mr. Hooven co-founded and that AtriCure acquired on August 10, 2005. Mr. Hooven is also a director of BioOhio, a non-profit organization which promotes the acceleration and growth of life science companies in Ohio, and Minimally Invasive Devices LLC, a privately-held medical device company that develops products that facilitate minimally invasive surgery. From 1986 to 1994, Mr. Hooven served as Director of New Product Development at Ethicon Endo-Surgery, Inc., a developer and manufacturer of minimally invasive surgical instruments. In addition, Mr. Hooven has also served in a variety of positions at Cordis Corporation and Siemens Medical of Siemens AG. Mr. Hooven received his B.S. and M.S. from the University of Michigan. As the founder of our Company, Mr. Hooven possesses a familiarity with respect to its operating history and, as a founder and senior executive of, and consultant to, several other companies in the medical and surgical device industry, he brings to the Board an industry-wide perspective that can be utilized in evaluating and improving the Company’s competitive position.

Elizabeth D. Krell, Ph.D. Dr. Krell, 64, has served as one of our directors since June 2006. Dr. Krell is currently a private consultant on matters pertaining to FDA-regulated products, as well as FDA policies and procedures. From 2003 to 2004, she served as the Executive Vice President for Technology and Regulatory Affairs at the Advanced Medical Technology Association (AdvaMed), the largest trade association for medical device manufacturers. From 1975 to 2001, she served in the FDA, starting as a bench researcher and ending in the FDA’s top science job as the Acting Senior Advisor for Science, advising the Commissioner and other top FDA officials on science and science management. Dr. Krell served from 1990 to 2001 as the Deputy Director for Science in the FDA’s Center for Devices and Radiological Health (CDRH). In this position, she provided executive leadership in the development of programs to assure the safety and effectiveness of medical devices and diagnostic products and the reduction of population exposure to radiation emitted from medical, industrial and consumer products. Previously, she directed CDRH’s science and engineering labs. Dr. Krell received her B.A. from S.U.N.Y. Binghamton and her Ph.D. from Georgetown University. Dr. Krell brings valuable risk assessment and healthcare compliance skills to the Board as a result of her experience designing safety and effectiveness programs as well as familiarity with many aspects of the FDA’s policies and procedures, which plays an important part in the Company’s business.

Mark R. Lanning, C.P.A. Mr. Lanning, 58, has served as one of our directors since February 2006. Mr. Lanning currently serves as Vice President-Finance and Chief Financial Officer of Frisch’s Restaurants. Prior to joining Frisch’s, Mr. Lanning served as Vice President, Investor Relations and Treasurer of Hillenbrand, Inc. and Hillenbrand Industries, diversified leaders in the healthcare equipment, funeral services and material handling industries. Prior to joining Hillenbrand in 1988, Mr. Lanning spent twelve years in various accounting positions with Ernst & Whinney (now Ernst & Young). Mr. Lanning, a Certified Public Accountant, also has served as a member of the Council of the American Institute of CPAs and is a past Chairman of the Indiana CPA Society. Mr. Lanning received his B.S. in Accounting from Ball State University. As a certified public accountant, Mr. Lanning developed significant experience in preparing, auditing, analyzing and evaluating financial statements and dealt with broad and complex accounting issues comparable to those of the Company, which qualifies him as an “audit committee financial expert” under SEC rules.

Karen P. Robards. Ms. Robards, 63, has served as one of our directors since November 2000. Since 1987, Ms. Robards has been a partner of Robards & Company, LLC, a financial advisory firm. From 1976 to 1987, Ms. Robards was an investment banker at Morgan Stanley where she headed its healthcare investment banking activities. Ms. Robards served from 1996 to 2005 as a director of Enable Medical Corporation, a developer and manufacturer of surgical instruments, which AtriCure acquired on August 10, 2005. From 2007 to 2010, Ms. Robards also served as a director of Care Investment Trust, a publicly-held real estate investment trust focusing on investment opportunities in the healthcare industry. Ms. Robards currently serves as Vice Chair of the Board and Chair of the Audit Committee of BlackRock Closed-End Funds. Ms. Robards is a founder and director of the Cooke Center for Learning & Development, a not-for-profit educational organization in New York City. Ms. Robards received her B.A. from Smith College and her M.B.A. from Harvard Business School. The Board believes that the Company benefits from Ms. Robards’ substantial knowledge and experience in the areas of corporate finance and capital markets, most of which was gained within the healthcare field. Ms. Robards also qualifies as an “audit committee financial expert” under SEC rules due to her experience in analyzing financial statements during her professional career and her membership on other public company audit committees.

Robert S. White. Mr. White, 51, has served as one of our directors since March 2013. Mr. White currently serves as President and CEO of TYRX, a privately-held company, which commercializes innovative, implantable combination drug and device products focused on infection control, including the AIGISRx® Antibacterial Envelope, designed to reduce surgical site infections associated with Cardiac Implantable Electronic Devices (CIEDs). Prior to joining TYRX, Mr. White held several positions with Medtronic, Inc. Mr. White served as President of Medtronic Kyphon following its $3.9 billion acquisition of the spinal treatment business. During his time with Medtronic, Mr. White also served as President of Physio Control and was responsible for commercial operations of the Cardiac Rhythm Disease Management business as Vice President of U.S. Sales and Global Marketing. Earlier in his career, Mr. White held positions with General Electric Company and Eli Lilly and

Company among others. Mr. White holds a MBA from Cornell University and a BS in Aerospace Engineering from the University of Missouri-Rolla. The Board believes that Mr. White’s significant knowledge of the medical device industry and experience in growing companies commercially uniquely benefit AtriCure and enhance its capacities in business development initiatives.

Board of Directors’ Recommendation

THE BOARD RECOMMENDS THAT YOU VOTE FOR EACH OF THE NINE NOMINEES FOR DIRECTOR LISTED ABOVE.

CORPORATE GOVERNANCE AND BOARD MATTERS

Independence of the Board

The Nasdaq Stock Market (“Nasdaq”) listing standards require that a majority of the members of a listed company’s board of directors qualify as “independent,” as affirmatively determined by the board of directors. Our Board consists of the following nine directors: Richard M. Johnston (Chairman), Michael H. Carrel, Mark A. Collar, Donald C. Harrison, M.D., Michael D. Hooven, Elizabeth D. Krell, Ph.D., Mark R. Lanning, Karen P. Robards and Robert S. White. Our Board has affirmatively determined that each of the directors and nominees other than Michael H. Carrel, our President and Chief Executive Officer and Michael D. Hooven, who has been an employee and a consultant of ours, are independent directors under the listing standards established by Nasdaq.

As required under the Nasdaq listing standards, our non-management directors meet in regularly scheduled executive sessions at which only independent directors are present.

Committees of the Board

Our Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each committee has a written charter which is available on our website at www.atricure.com under “Investor Relations-Corporate Governance.” From time to time, our Board may also appoint committees for special purposes. The table below provides the membership of each of the committees, with further discussion on each committee and its function below the table.

Name	Audit		Compensation	Nominating and Corporate Governance
Mr. Collar			X	C
Dr. Harrison, M.D.	X			X
Mr. Johnston			C	X
Dr. Krell, Ph.D			X	X
Mr. Lanning	C	*	X
Ms. Robards	X	*
Mr. White	X

C = Chair

* = Board designated “audit committee financial expert” under SEC rules.

Audit Committee. Our Audit Committee consists of Mark R. Lanning (Chair), Donald C. Harrison, M.D., Karen P. Robards and Robert S. White. Our Audit Committee is responsible for overseeing our financial controls, audit and reporting and reviews with our management and our independent auditors the effectiveness of our internal control over financial reporting and accounting and reporting practices and procedures. In addition, this Committee reviews the qualifications of our independent auditors, is responsible for their appointment, compensation, retention and oversight and reviews the scope, fees and results of activities related to audit and non-audit services. Our Board has determined that each member of the Audit Committee meets the independence and financial literacy requirements of the Nasdaq rules and the independence requirements of the SEC. Our Board has also determined that Mark R. Lanning and Karen P. Robards each qualify as an “audit committee financial expert,” as defined in SEC rules.

Compensation Committee. Our Compensation Committee consists of Richard M. Johnston (Chair), Mark A. Collar, Elizabeth D. Krell, Ph.D. and Mark R. Lanning. The Compensation Committee’s principal responsibilities are to assist the Board in overseeing the Company’s management compensation policies and practices, including to determine and approve the compensation of our Chief Executive Officer, review and approve compensation levels for our other executive officers, review and approve management incentive compensation policies and programs, review and approve equity compensation programs for employees and exercise discretion in the administration of those programs, review with management our disclosures under “Compensation Discussion and Analysis,” or CD&A, and produce an annual report on executive compensation that contains a recommendation with respect to inclusion of the CD&A in our filings with the SEC. The composition of the Compensation Committee satisfies the independence requirements of Nasdaq.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee consists of Mark A. Collar (Chair), Donald C. Harrison, M.D., Richard M. Johnston and Elizabeth D. Krell, Ph.D. The Nominating and Corporate Governance Committee is responsible for reviewing and making recommendations on the composition of our Board and selection of directors, periodically assessing the functioning of our Board and its committees, overseeing certain regulatory compliance issues in connection with our Corporate Integrity Agreement between the Office of Inspector General of the U.S. Department of Health and Human Services, and making recommendations to our Board regarding corporate governance matters and practices. The composition of the Nominating and Corporate Governance Committee satisfies the independence requirements of Nasdaq.

Meetings of the Board and Committees of the Board

During 2012, the Board held twenty-two meetings and took action in writing on four occasions. The Audit Committee held seven meetings, the Compensation Committee held eleven meetings and the Nominating and Corporate Governance Committee held five meetings.

Our directors are strongly encouraged to attend the Company’s annual meeting of stockholders. All of our directors attended the 2012 Annual Meeting, as well as at least 75% of the aggregate of all Board meetings and all meetings of Committees on which such directors served during 2012.

Consideration of Director Nominees

Stockholder Nominations and Recommendations. As described above in the Question and Answer section under “What is the deadline to propose actions for consideration at next year’s meeting of stockholders or to nominate individuals to serve as directors?,” our Bylaws set forth the procedure for the proper submission of stockholder nominations for membership on our Board. In addition, the Nominating and Corporate Governance Committee may consider properly submitted stockholder recommendations (as opposed to formal nominations) for candidates for membership on the Board. A stockholder may make such a recommendation by submitting the following information to our Secretary at 6217 Centre Park Drive, West Chester, Ohio 45069: the candidate’s name, age, home and business contact information, principal occupation or employment, the class and number of shares of AtriCure stock beneficially owned, information regarding any relationships, arrangements or understandings between the candidate and AtriCure, and any other information relating to the candidate that is required to be disclosed in the solicitation of proxies for election of directors or is otherwise required, including the candidate’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected.

Director Qualifications. Members of our Board should have the highest professional and personal ethics and values, and conduct themselves consistent with our Code of Business Conduct and Ethics. Other than an age limit of 75 for election of directors set by our Board, the Nominating and Corporate Governance Committee has not established specific minimum qualifications for director candidates. The Board determined to waive the age limit for Richard M. Johnston and Donald C. Harrison, M.D., with respect to election at the Annual Meeting because of the Board’s determination that their knowledge and insight continue to benefit the Board and enhance overall Board effectiveness. The Committee believes that candidates and nominees must reflect a Board that is comprised of directors who (i) are predominantly independent, (ii) are of high integrity, (iii) have qualifications that will increase overall Board effectiveness, and (iv) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members.

Identifying and Evaluating Director Nominees. Typically new candidates for nomination to our Board are suggested by existing directors or by our executive officers. However, candidates may also come to the attention of our Board through professional search firms, stockholders or other persons. The Nominating and Corporate Governance Committee will carefully review the qualifications of any candidates who have been properly brought to its attention. Such review may, in the Committee’s discretion, include a review solely of information provided to the Committee or may also include discussions with persons familiar with the candidate, an interview with the candidate or other actions that the Committee deems proper. The Committee will consider the suitability of each candidate, including the current members of our Board, in light of the current size and composition of the Board. In evaluating the qualifications of the candidates, the Committee considers many factors including issues of character, judgment, independence, age, expertise, diversity of experience, length of service, other commitments and the like. The Committee evaluates such factors, among others, and does not assign any particular weighting or priority to any of these factors nor does the Committee have a formal policy with respect to diversity. Candidates properly recommended by stockholders are evaluated by the independent directors using the same criteria as other candidates.

Director Compensation

We pay an annual retainer, quarterly in advance, to our non-employee directors of $25,000. We also pay an additional fee of $25,000 to the Chairman of the Board, $12,500 to the Chairperson of the Audit Committee, $10,000 to the Chairperson of the Compensation Committee and $7,500 to the Chairperson of the Nominating and Corporate Governance Committee. Non-employee directors also receive a fee for each Board meeting of $1,500 for in-person attendance and $1,000 for participation by telephone at Board meetings that require substantial preparation and follow-up by members of the Board and a fee for each Committee meeting of $1,000 for in-person attendance and $500 for participation by telephone.

Upon joining our Board, each non-employee director receives an initial grant of 50,000 stock options which vest one-fourth on each of the first four anniversaries of the date of the grant. Annually, concurrent with each annual meeting of stockholders, each of our non-employee directors who has been a director for at least six months receives 10,000 stock options, which vest one-third on the earlier of each anniversary of the date of the grant or the annual meeting of stockholders that year. Options granted to non-employee directors have a term of 10 years and an exercise price equal to the fair market value on the date of grant.

Director Compensation Table

The following table summarizes compensation earned by our non-employee directors for the year ended December 31, 2012.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards($)(1)	Total ($)
Richard M. Johnston	$92,465	—	$53,141	$145,606
Mark A. Collar	61,365	—	53,141	114,506
Donald C. Harrison, M.D.	54,500	—	53,141	107,641
Michael D. Hooven	44,500	—	53,141	97,641	(2)
Elizabeth D. Krell, Ph.D.	57,000	—	53,141	110,141
Mark R. Lanning	74,000	—	53,141	127,141
Karen P. Robards	60,180	—	53,141	113,321

(1)

Amounts in the option awards column represent the aggregate grant date fair value of option awards computed, as of each award date, in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification 718, “Compensation—Stock Compensation” (ASC 718). No stock awards were granted during 2012.

(2)	This amount does not include the Company’s payment of premiums under the group health care plan sponsored by the Company for Mr. Hooven, his wife and son which totaled $7,691 in 2012.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines to promote the effective functioning of the Board and its Committees, to promote the interests of stockholders and to create a common set of expectations as to how the Board, its Committees, individual directors and management should perform their respective functions. The Board believes that ethics and integrity cannot be legislated or mandated by directive or policy and that the ethics, character, integrity and values of our directors and management remain a critical safeguard in quality corporate governance. The Corporate Governance Guidelines establish the practices the Board will follow with respect to, among other practices, board composition and selection of board nominees, director responsibilities, chief executive officer evaluation, management development and succession planning, director compensation, board committees and annual board and committee performance evaluations. A copy of the Corporate Governance Guidelines is available on our website at www.atricure.com under “Investor Relations—Corporate Governance.”

Code of Business Conduct and Ethics

AtriCure is committed to maintaining the highest standards of business conduct and ethics. Our Code of Business Conduct and Ethics reflects our values and the business practices and principles of behavior that support this commitment. Our Code of Business Conduct and Ethics is an integral part of our business conduct compliance program and embodies our commitment to conduct operations in accordance with the highest legal and ethical standards. The Code of Business Conduct and Ethics applies to all of our officers, directors and employees and is supplemented by an additional Code of Ethics which is applicable to our Chief Executive Officer, our Senior Financial Officers and other financial personnel. Each officer, director and employee is responsible for understanding and complying with the Code of Business Conduct and Ethics. Each Code is available on our website at www.atricure.com under “Investor Relations—Corporate Governance.” We will post any amendments to either Code, as well as any waivers that are required to be disclosed by the rules of the SEC or Nasdaq, on our website.

We have also adopted and implemented voluntary standards established by the Advanced Medical Technology Association (AdvaMed), a United States trade association for medical device manufacturers, governing interactions between medical device manufacturers and healthcare professionals known as the AdvaMed Code of Ethics on Interactions with Health Care Professionals (AdvaMed Code). These standards are intended to ensure that such interactions are transparent and comply with applicable laws, regulations and government guidance. The standards address interactions related to sales and marketing practices, research and development, product training and education, grants and charitable contributions, support of third-party educational conferences and consulting arrangements.

Compensation Committee Interlocks and Insider Participation

During 2012 and through the date of this proxy statement, none of the members of our Compensation Committee was or is an officer or employee of the Company, had or has any relationship with the Company requiring disclosure under Item 404 of Regulation S-K and no executive officer of the Company served or serves on the compensation committee or board of any company that employed or employs any member of the Company’s Compensation Committee or Board of Directors.

Certain Relationships and Related Party Transactions

Our Audit Committee charter provides that the Audit Committee will review and discuss with management potential transactions with related parties. Related party transactions requiring Audit Committee approval include transactions that are significant in size and transactions that involve terms or aspects that differ from those which would be entered into between independent parties.

Effective October 1, 2010, the Company promoted David J. Drachman, Jr., the son of the Company’s former President and Chief Executive Officer, to the position of Regional Sales Manager. In connection with his employment, Mr. Drachman, Jr. received annual compensation of $195,816 in 2011 and $299,488 in 2012.

Communications with the Board of Directors

Stockholders are invited to communicate to the Board or its committees by writing to: AtriCure, Inc., Chairman of the Board of Directors or the Chair of a Board committee, 6217 Centre Park Drive, West Chester, Ohio 45069. All such stockholder communications will be forwarded to the specific director or directors to whom the communications are addressed.

Board Leadership Structure

The Company has separate Chief Executive Officer and Board Chairman positions. Mr. Johnston serves as our Chairman of the Board and presides over Board meetings and provides the Company with the benefit of his strategic and creative vision, an appreciation for and understanding of the risks associated with the Company’s business and an intimate knowledge of the Company’s technologies and the medical device industry. Mr. Carrel serves as our Chief Executive Officer and provides the Company with the benefit of his extensive knowledge of the Company’s operations, an understanding of the day-to-day challenges faced by companies in the medical device industry and his business and financial know-how.

The Board currently believes that, at this time, based on the skills and responsibilities of the various Board members and management, and in light of the general economic, business and competitive environment facing the Company, the separation of the Chairman and Chief Executive Officer roles enhances appropriate oversight of management by the Board, Board independence, the accountability to our stockholders by the Board and our overall leadership structure. Furthermore, the Board believes that maintaining separation of the Chairman function from that of the Chief Executive Officer allows the Chief Executive Officer to properly focus on managing the business, rather than requiring a significant portion of his efforts to be spent on also overseeing Board matters.

Board’s Role in Risk Oversight

The Board maintains oversight responsibility for the management of the Company’s risks and closely monitors the information it receives from management to provide oversight and guidance to our management team concerning the assessment and management of risk. The Board approves the Company’s high level goals, strategies and policies to set the tone and direction for appropriate levels of risk taking within the business.

The Board has delegated oversight for matters involving certain specific areas of risk exposure to its committees. Each committee reports to the Board of Directors at regularly scheduled Board meetings, and more frequently if appropriate, with respect to the matters and risks for which the committee provides oversight.

The Audit Committee oversees the integrity of our financial statements, risks related to our financial reporting process and internal controls, the independent auditors’ qualifications, independence and performance and the Company’s corporate finance matters. The role of the Audit Committee includes receiving, at least annually, a discussion of the major risk exposures identified by senior management, the key strategic plan assumptions considered during the assessment and steps implemented to monitor and mitigate such exposures on an ongoing basis.

Our Compensation Committee is responsible primarily for the design and oversight of the Company’s executive compensation policies, plans and practices. A key objective of the Compensation Committee is to ensure that the Company’s overall executive compensation program appropriately links pay to performance and aligns the interests of the Company’s executives with its stockholders.

The Nominating and Corporate Governance Committee oversees risks related to our corporate governance, including Board and director performance, director succession and the Company’s Corporate Governance Guidelines and other governance documents. The Nominating and Corporate Governance Committee is also responsible for conducting a review of the Company’s compliance program in connection with the Corporate Integrity Agreement between the Office of Inspector General of the U.S. Department of Health and Human Services and the Company.

PROPOSAL TWO—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Deloitte & Touche LLP as the independent registered public accounting firm to perform the audit of the Company’s financial statements for the year ending December 31, 2013. Deloitte & Touche LLP has audited the Company’s financial statements since 2002.

The Board is asking the stockholders to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2013. Although not required by law, the rules of Nasdaq or the Company’s Bylaws, the Board is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee may reconsider whether it should appoint another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Representatives of Deloitte & Touche LLP are expected to be present at the meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from the Company’s stockholders.

Board of Directors’ Recommendation

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2013.

Audit and Non-Audit Services

The Audit Committee is directly responsible for the appointment, compensation and oversight of the Company’s independent auditor. In addition to retaining Deloitte & Touche LLP to audit the Company’s financial statements for 2012, the Audit Committee retained Deloitte & Touche LLP to provide audit-related services and certain other services in 2012. The Audit Committee understands the need for Deloitte & Touche LLP to maintain objectivity and independence in its audits of the Company’s financial statements. The Audit Committee has reviewed all non-audit services provided by Deloitte & Touche LLP in 2012 and has concluded that the provision of such services was compatible with maintaining Deloitte & Touche LLP’s independence in the conduct of its auditing functions.

The aggregate fees billed or to be billed by Deloitte & Touche LLP for audit services provided to the Company for 2012 and 2011 and billed related to other services provided during 2012 and 2011 were as follows:

Service Category	2012	2011
Audit Fees	$623,034	$452,079
Audit-Related Fees	2,338	2,414
Tax Fees	—	—
All Other Fees	—	—

Total	$625,372	$454,493

In the above table, in accordance with the SEC’s definitions and rules, “audit fees” are fees for professional services and reimbursement for out of pocket expenses for the audit of a company’s financial statements, and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements; “audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of a company’s financial statements; “tax fees” are fees for tax compliance, tax advice and tax planning; and “all other fees” are fees for any services not included in the first three categories.

Pre-Approval Policies and Procedures

To help ensure the independence of our independent registered public accounting firm, all audit and permitted non-audit services, including the fees and terms thereof, to be performed by our independent registered public accounting firm must be approved in advance by the Audit Committee, as a Committee or the Committee may delegate to one or more of its members the authority to grant the required approvals.

PROPOSAL THREE—ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd Act”), enacted in July 2010, requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.

As described in detail below under the heading “Compensation Discussion and Analysis” beginning on page 22 of this proxy statement, we seek to closely align the interests of our named executive officers with the interests of our stockholders. We structure our programs to discourage excessive risk-taking through a balanced use of compensation vehicles and metrics with an overall goal of delivering sustained long-term stockholder value while aligning our executives’ interests with those of our stockholders. Further, our programs require that a substantial portion of each named executive officer’s compensation be contingent on delivering performance results that benefit our stockholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total stockholder return. Stockholders should note that, because the advisory vote on executive compensation occurs well after the beginning of the compensation year and because the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change our executive compensation programs in consideration of any one year’s advisory vote on executive compensation by the time of the following year’s annual meeting of stockholders.

The vote on this matter is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. This vote is advisory, which means that the vote is not binding on the Company, our Board of Directors or the Compensation Committee. The Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

Accordingly, we ask our stockholders to approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.

Board of Directors’ Recommendation

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL FOUR—ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd Act also provides that stockholders must be given the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our named executive officers as disclosed in accordance with the compensation disclosure rules of the Securities and Exchange Commission, which we refer to as an advisory vote on executive compensation. By voting with respect to this proposal, stockholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation once every year, every two years or every three years.

Our Board of Directors has determined that an advisory vote on executive compensation that occurs each year is the most appropriate alternative for the Company at this time, and therefore, our Board recommends that you vote for annual advisory votes on executive compensation. The Board has determined that an annual advisory vote on executive compensation will allow our stockholders to provide timely, direct input on the Company’s executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. The Board believes that an annual vote is therefore consistent with the Company’s efforts to engage in an ongoing dialogue with our stockholders on executive compensation and corporate governance matters. However, as discussed above in Proposal Three, stockholders should note that because the timing of the advisory vote on executive compensation, in many cases it may not be appropriate or feasible to change our executive compensation programs in consideration of any one year’s advisory vote on executive compensation by the time of the following year’s annual meeting of stockholders.

This vote is advisory and not binding on the Company or our Board of Directors in any way. The Board and the Compensation Committee will carefully review the voting results. Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.

Stockholders may cast a vote on the preferred voting frequency by selecting the option of every year, every two years or every three years (or abstain) when voting in response to this proposal and, therefore, stockholders will not be voting to approve or disapprove the recommendation of the Board of Directors.

Board of Directors’ Recommendation

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE OPTION OF “EVERY YEAR” AS THE PREFERRED FREQUENCY FOR FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information relating to the beneficial ownership, calculated in accordance with SEC rules, of AtriCure common stock as of April 1, 2013 by each of our executive officers named in the Summary Compensation Table set forth below, each of our directors, all of our directors and executive officers as a group and each stockholder known by us to own beneficially more than 5% of our common stock.

	Beneficial Ownership
Beneficial Owner	Shares	Options Exercisable Within 60 Days	Percent of Class
Holders of More Than 5%
Discovery Group(1)	1,228,009	—	5.9%
191 N. Wacker Drive, Suite 1685
Chicago, IL 60606

Named Executive Officers
Michael H. Carrel	66,667	—	*
M. Andrew Wade	22,859	3,562	*
David J. Drachman	146,000	—	*
Julie A. Piton	96,510	178,416	1.3%
Patricia J. Kennedy	30,041	30,312	*
James L. Lucky	51,250	57,078	*
Andrew L. Lux	20,000	21,875	*

Directors and Nominees
Mark A. Collar	13,262	80,001	*
Donald C. Harrison, M.D.	198,741	100,001	1.4%
Michael D. Hooven(2)	758,713	50,001	3.9%
Richard M. Johnston	—	100,001	*
Elizabeth D. Krell, Ph.D.	7,162	98,001	*
Mark R. Lanning	25,000	100,001	*
Karen P. Robards	296,628	100,001	1.9%
Robert S. White	2,800	—	*
All executive officers and directors as a group (16 persons)	1,786,034	946,119	12.5%

*	Indicates ownership of less than 1%.
(1)

This information is based on the Schedule 13D filed with the SEC on March 26, 2013. These securities are held by Discovery Equity Partners, L.P. and Discovery Group I, LLC. Discovery Group I, LLC is the sole general partner of Discovery Equity Partners, L.P. The managing members of Discovery Group I, LLC are Daniel J. Donoghue and Michael R. Murphy, and each may be deemed to share voting and investment power with respect to the securities held by these entities and disclaims beneficial ownership of the securities held by these entities, except as to his pecuniary interest therein.

(2)

Includes 334,211 shares held by a trust for the benefit of Mr. Hooven (the Michael D. Hooven 2004 Trust FBO Michael); 70,549 shares held by Mr. Hooven; 334,211 shares held by a trust for the benefit of Susan Spies, Mr. Hooven’s wife (the Michael D. Hooven 2004 Trust FBO Susan Spies); 1,321 shares held by Mr. Hooven’s son; 18,421 shares held by a trust for the benefit of Mr. Hooven’s son (the Susan Spies 2004 Children’s Trust); and 50,001 shares underlying options exercisable within 60 days. Mr. Hooven serves as the trustee of the trust for the benefit of himself and for the Susan Spies 2004 Children’s Trust. Mr. Hooven may be deemed to share voting and investment power with respect to the shares held by the trust for the benefit of his wife, the shares held by his wife and the shares held by the Susan Spies 2004 Children’s Trust and the shares held by his son, and Mr. Hooven disclaims beneficial ownership of these shares, except as to his pecuniary interest therein. Ms. Spies may be deemed to share voting and investment power with respect to the shares held by the trust for the benefit of Mr. Hooven, and the shares held by the Susan Spies 2004 Children’s Trust, and she disclaims beneficial ownership of these shares, except as to her pecuniary interest therein.

Ownership Guidelines

Consistent with its compensation philosophy and the principle of aligning the interests of management and directors of the Company with the interests of its stockholders, in March 2011 the Board of Directors implemented stock ownership guidelines for “Specified Officers” (defined in the guidelines as those officers required to file beneficial ownership reports with the SEC) and non-employee directors. Under the guidelines, the Company’s Chief Executive Officer is required to own an amount of our common stock which is equal to or exceeds three times such Chief Executive Officer’s annual base salary; Specified Officers other than the Chief Executive Officer are required to own an amount of our common stock which is equal to or exceeds such officer’s annual base salary. Also under the guidelines, each of the Company’s non-employee directors is required to own an amount of Company common stock which is equal to or exceeds three times such non employee director’s annual retainer. Generally, persons subject to the guidelines are required to achieve the applicable guideline not later than March 2014. Notwithstanding this phase-in period, most persons subject to these guidelines have met their ownership target, either as a result of their direct holdings or shares held indirectly by an entity affiliated with such person, in accordance with the guidelines.

Holding Period Requirements

In 2011, the Compensation Committee recommended, and the Board of Directors approved, a policy which institutes a mandatory holding period for long-term incentive awards. The policy requires “Specified Officers” (defined in the policy as those officers required to file beneficial ownership reports with the SEC) to retain 50% of the net after-tax shares that are earned pursuant to long-term incentive awards, including stock option and restricted stock awards, until the earlier of (i) the end of a two-year period commencing on the date any shares earned under the award are issued and (ii) the executive’s termination of employment. The mandatory holding period applies to long-term incentive awards granted on or after January 1, 2012.

MANAGEMENT

Our directors, nominees for director and executive officers are set forth below. Information regarding our directors and director nominees is set forth above under “Proposal One—Election of Directors—Biographical Information of Directors and Director Nominees.”

Name	Age	Position
Richard M. Johnston	78	Chairman of the Board
Michael H. Carrel	42	President, Chief Executive Officer and Director
Mark A. Collar	60	Director
Donald C. Harrison, M.D.	79	Director
Michael D. Hooven	57	Director
Elizabeth D. Krell, Ph.D.	64	Director
Mark R. Lanning, C.P.A.	58	Director
Karen P. Robards	63	Director
Robert S. White	51	Director
M. Andrew Wade, C.P.A.	38	Vice President and Chief Financial Officer
Andrew L. Lux, Ph.D.	61	Senior Vice President, R&D, Operations and QA
Patricia J. Kennedy	52	Vice President and General Manager, International
Douglas J. Seith	47	Senior Vice President, Sales and Marketing

M. Andrew Wade, C.P.A. has served as our Vice President and Chief Financial Officer since January 2013. Mr. Wade has worked in various financial positions since joining AtriCure in October 2007, including Manager of Financial Planning & Analysis and Director of Finance. Prior to joining AtriCure, Mr. Wade held various financial positions with Macy’s Inc. and Saks Inc. Mr. Wade started his career with Arthur Andersen LLP in the audit practice, serving clients in various industries. Mr. Wade received his B.S.B.A. in Accounting from Xavier University and his Master in Business Administration from the Owen School at Vanderbilt University and is a Certified Public Accountant.

Andrew L. Lux, Ph.D. has served as our Senior Vice President, R&D, Operations and QA since January 2013. Dr. Lux previously served as our Vice President and Chief Operating Officer from 2012 to 2013. Prior to joining AtriCure, Dr. Lux served in leadership capacities at both small and large companies. Since 2010, Dr. Lux served as the Senior Vice President of Manufacturing and Operations for IntriMed Technologies, a start-up business focused on contract manufacturing of implantable medical devices. From 2008 to 2010, Dr. Lux was the Vice President of Research and Development, Operations and Service for WaterHealth International, Inc., a business focused on the water purification/disinfections markets. From 2006 to 2008, Dr. Lux was the General Manager for Medtronic, Inc.’s spinal division in Warsaw, Indiana, where he was responsible for the United States based manufacturing organization providing spinal implant and orthopedic instrumentation products. Prior to 2006, Dr. Lux served in a variety of executive capacities for medical device organizations including Baxter Healthcare, Inc., Medtronic, Inc. (Cardiac Surgery Division), Johnson & Johnson and General Electric Company.

Patricia J. Kennedy has served as our Vice President and General Manager, International since October 2011, having previously served as our Vice President, International Sales from 2009 to 2011 and as our Director of Market Development, Europe from 2008 to 2009. From 2001 through 2008, Ms. Kennedy held various executive level positions with Stereotaxis, Inc., a manufacturer and marketer of cardiology instrument controls systems to enhance the treatment of coronary artery disease and arrhythmias, including Worldwide Vice President, Clinical Services and Vice President Sales and Marketing, Europe. Prior thereto, Ms. Kennedy held various sales and marketing positions in the medical device industry, including positions with EP Medsystems, Inc. and EP Technologies, Inc., a division of Boston Scientific Corporation. Ms. Kennedy, who is a Registered Nurse, received her Bachelor of Science Degree in Marketing from the University of North Florida and an Associates of Science Degree in Technical Nursing from Florida Junior College.

Douglas J. Seith has served as our Senior Vice President, Sales and Marketing since January 2013, having previously served as our Vice President, United States Sales since April 2011. Since joining AtriCure in 2004 as a Regional Sales Leader, Mr. Seith has held a variety of progressive sales and sales leadership positions, including Area Director roles. Mr. Seith has over 25 years of cardiology and general surgery sales and sales leadership experience. Prior to joining AtriCure, Mr. Seith held sales leadership and/or sales positions with A-Med/EmoblX, Inc., where he was the Vice President of Sales, Heartport, Inc., Scimed Life Systems, a division of Boston Scientific, Inc. and Automated Instruments (a division of Unites States Surgical Corporation). Mr. Seith received his B.A. from Ohio Wesleyan University.

COMPLIANCE WITH SECTION 16(a) FILING REQUIREMENTS

Section 16(a) of the Exchange Act requires our directors, executive officers and beneficial owners of more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in ownership of our common stock. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our examination of the copies of such forms received by us, or written representations from reporting persons that no Forms 3, 4 or 5 were required of such persons, we believe that during our fiscal year ended December 31, 2012, our directors, executive officers and 10% stockholders complied with all Section 16(a) filing requirements, with the following exceptions: Michael D. Hooven filed one late ownership report with respect to the number of shares acquired by his son on November 21, 2009 and Patricia J. Kennedy, James L. Lucky, Andrew L. Lux and M. Andrew Wade each filed one late Form 4 in connection with restricted stock and stock option grants effective December 27, 2012.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Management has the primary responsibility for maintaining effective internal control over financial reporting and for preparing AtriCure’s consolidated financial statements. AtriCure’s independent registered public accounting firm is responsible for performing independent audits of AtriCure’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). The Audit Committee’s responsibilities include monitoring and oversight of corporate accounting and financial reporting processes on behalf of the Board of Directors. In fulfilling its responsibilities, the Audit Committee reviewed with management the audited financial statements included in AtriCure’s Annual Report on Form 10-K, including a discussion of significant accounting principles, the reasonableness of significant estimates and judgments made in preparing the financial statements and the clarity of disclosures in the financial statements. In addition, the Audit Committee discussed with the Chief Executive Officer and the Chief Financial Officer of AtriCure the certifications required to be given by such officers in connection with AtriCure’s Annual Report on Form 10-K pursuant to the Sarbanes-Oxley Act of 2002 and the Securities and Exchange Commission rules adopted thereunder, including the subject matter of such certifications and the procedures followed by such officers and other management in connection with giving such certifications. The Audit Committee’s responsibilities are set forth in a written charter, a copy of which is available on our website at www.atricure.com under “Investor Relations—Corporate Governance.”

The Audit Committee is responsible for reviewing, approving and managing the engagement of AtriCure’s independent registered public accounting firm, including the scope, extent and procedures of the annual audit and compensation to be paid therefore, and all other matters the Audit Committee deems appropriate, including the independent registered public accounting firm’s accountability to the Board of Directors and the Audit Committee. The Audit Committee reviewed with AtriCure’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity, in all material respects, of AtriCure’s financial statements with generally accepted accounting principles, its judgments as to the acceptability as well as the appropriateness of AtriCure’s application of accounting principles and such other matters as are required to be discussed with the independent registered public accounting firm by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, has discussed with AtriCure’s independent registered public accounting firm its independence from management and AtriCure and has considered the compatibility of non-audit services with the independence of AtriCure’s independent registered public accounting firm.

The Audit Committee discussed with AtriCure’s independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee meets with the independent registered public accounting firm to discuss the results of its examinations, its evaluation of the effectiveness of AtriCure’s internal control over financial reporting and the overall quality of AtriCure’s financial reporting. The Audit Committee held seven meetings during the year ended December 31, 2012.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in AtriCure’s Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the Securities and Exchange Commission. The Audit Committee has also selected, subject to stockholder ratification, Deloitte & Touche LLP as AtriCure’s independent registered public accounting firm for the year ending December 31, 2013.

Submitted by the following members of the Audit Committee:

AUDIT COMMITTEE

Mark R. Lanning, Chair

Donald C. Harrison, M.D.

Karen P. Robards

EXECUTIVE COMPENSATION

Report of the Compensation Committee of the Board of Directors

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the following members of the Compensation Committee:

COMPENSATION COMMITTEE

Richard M. Johnston, Chair

Mark A. Collar

Elizabeth D. Krell

Mark R. Lanning

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

Our compensation philosophy is rooted in a pay for performance approach that is designed to strongly link executive officer compensation to our performance. Executive incentive compensation is tied to measurable results intended to create long-term value for our stockholders. Our executive compensation program is designed to promote the following objectives:

•	To attract, motivate and retain talented executives;

•	To compensate executives based upon the value of their individual and collective contributions to achieving corporate goals and objectives; and

•	To align the interests of our executives with those of our stockholders.

Our executive compensation program provides for base salaries that reflect the following primary factors: level of responsibility, individual performance, internal fairness and external competitiveness. Additionally, the program provides for both annual incentive awards that are payable upon our achievement of annual financial and/or management objectives, as well as long-term equity incentives that are intended to align and strengthen the mutuality of interest between management, other key employees and our stockholders.

Executive Compensation Program and Process

The Compensation Committee oversees and administers our executive compensation policies and plans. The Compensation Committee determines and reports to the Board regarding general recommendations on compensation policies and plans for employees, setting salaries and incentive compensation and approving equity incentive awards for executives. Our management team supports and makes recommendations to the Compensation Committee in fulfilling its responsibilities and gathers information and performs administrative tasks delegated to it by the Compensation Committee. The Compensation Committee performs the same analysis in connection with determining the compensation of Mr. Carrel, our Chief Executive Officer, as it does in determining the compensation of other executive officers. We believe that Mr. Carrel’s compensation is fair, competitive and consistent with the Company’s corporate results and compensation philosophy.

The Compensation Committee has the authority to engage the services of outside advisors as necessary to meet its responsibilities. The Compensation Committee has utilized the services of Frederic W. Cook & Co., Inc., from time to time, and did so during 2012 to provide advice regarding various 2012 executive compensation matters, including advice in connection with the employment agreement of the Company’s new Chief Executive Officer.

In determining executive compensation, we evaluate a variety of factors relating to the Company’s performance as a whole during the year, including financial performance, product development and regulatory and clinical progress. We also review market data and the individual performance of all key executives.

Recognizing that we compete for talent with other publicly-held medical device companies, some of which have significantly larger resources than we have, we seek to provide compensation that is competitive. We review the data for our peer group, but we do not attempt to maintain a certain target percentile with a peer group. The peer group consists of several cardiac-focused medical device companies and other medical device and life science companies of similar size, including ABIOMED, Inc., Alphatec Holdings, Inc., AngioDynamics, Inc., CardioNet, Inc., Cardiovascular Systems Inc., Endologix, Inc., Exactech, Inc., Hansen Medical, Inc., HeartWare International, Inc., LeMaitre Vascular, Inc., Spectranetics, Inc., Stereotaxis, Inc., and Vascular Solutions, Inc. Additionally, we utilize the Top 5 Pay in the Medical Device Industry Report, which summarizes and reports public company data for medical device companies.

Compensation to our executive officers generally consists of the following elements: base salary, annual incentive bonuses, grants of equity awards and generally the same health and welfare benefits package available to all of our employees. We believe this mix of cash and equity compensation and short and long-term compensation afforded to all of our executives is consistent with our compensation philosophy and furthers our overall compensation objectives by encouraging short and long-term performance and creating an effective management team which can lead our growth and expansion and maximize stockholder value.

The Compensation Committee has reviewed the risk profile of the various elements of our executive compensation program, including the performance objectives and target levels used in connection with incentive awards, and has considered the risks our executive officers might be incentivized to take with respect to such elements. When establishing the mix among these elements, the Compensation Committee is careful not to encourage excessive risk taking and, as a result, the Compensation Committee believes that our executive compensation program does not incentivize the executive officers to engage in business activities or other behavior that would threaten the value of the Company or the investments of its stockholders.

1. Base Salary. We pay a base salary to attract talented executives and provide a secure base level of compensation. In determining base salaries, we consider a variety of factors, including the officer’s job scope and level of responsibility, as well as individual factors such as experience, skills and performance. We also consider market data relating to compensation for similar positions at other medical device and life science companies and competitive factors in the industry. In addition, we consider relative levels of pay among our officers and recommendations from the Chief Executive Officer.

Salary levels are generally considered annually as part of our annual performance review process, as well as upon a promotion or other change in job responsibility. Salary guidelines are set each year to reflect our industry’s competitive environment, balanced by the desire to control the overall cost of salaries and wages.

2. Annual Incentive Bonuses. We pay annual incentive bonuses to management which vary in size depending on the level of achievement of specific operational, financial and strategic goals considered by the Board to be critical in building long-term value for stockholders. Annual incentive bonuses earned during 2010 and 2012 were paid in cash. No bonuses were paid for 2011. In future years, annual incentive bonuses may be paid in cash, through equity awards or through a combination of both.

Each of our named executive officers, other than Ms. Kennedy, participates in our bonus program based on company-wide performance goals. Ms. Kennedy, like other management employees whose primary function is executive sales and/or marketing management, participates in a bonus program in which participants receive awards primarily tied to the achievement of sales-related targets. Payments of these incentives are made as frequently as monthly. Ms. Kennedy received incentive compensation of €111,877 ($143,874) under this program based on the Company’s international sales and sales-related targets during 2012.

For other executive officers, annual incentive bonus targets and objectives are designed to advance key strategic initiatives and build stockholder value and, therefore, primarily relate to the achievement of company-wide goals. We believe that company-wide goals help to foster effective cross-functional performance and a culture of collaboration. Annual objectives and targets are developed with guidance from management and approved by the Compensation Committee. Levels of performance are measured and communicated by management to the Compensation Committee and Board of Directors on a regular basis.

For 2012, the determination of the annual incentive targets was not made until the second half of the year due to transitions in management. Based upon the Company’s performance during the transitions and success to date implementing the Company’s strategic plan, the Compensation Committee awarded the executive officers incentive bonuses equal to 100% of their target bonus for the first half of the year. Incentive targets for the second half of the year were based on specific quantitative measures. Target bonus amounts were aligned to the achievement of specific objectives within each of the categories outlined below. In each case, participants could earn a maximum bonus of up to 125% of the target bonus aligned with each performance goal, and if the performance goals were not achieved, participants could earn 75% or 0% of certain related target bonus depending on the variance of actual performance from the performance goals.

The Compensation Committee sets objectives that the Committee believes will be moderately difficult to attain. The 2012 performance goals set during the second half of 2012 were as follows:

(a)

Achievement of U.S. revenue growth of at least 12% and international revenue growth of at least 16% and achievement of adjusted EBITDA (defined for purposes of the bonus program to mean adjusted operating loss plus depreciation, amortization and share-based compensation included in operating loss (excluding specified non-recurring items)) of at least ($0.8) million (the “Revenue and EBITDA Goal”); and

(b)	Achievement of various departmental objectives (the “Departmental Objectives Goal”).

The Chief Executive Officer’s base salary and target annual incentive were established in his employment agreement with the Company. For the remainder of the named executive officers, the base salary and target annual incentive were determined in accordance with the Company’s executive compensation philosophy and policies described above, and as part of the Chief Executive Officer’s annual compensation and performance review. These amounts are as follows:

Executive Officer	Base Salary ($)	Target Annual Incentive of Base Salary (%)
Michael H. Carrel	$500,000	75%
M. Andrew Wade	170,000	30
David J. Drachman	450,000		(1)
Julie A. Piton	275,000		(2)
Patricia J. Kennedy(3)	233,923	60
James L. Lucky	210,000	35
Andrew L. Lux	270,000	40

(1)

Mr. Drachman resigned as AtriCure’s Chief Executive Officer and President effective September 30, 2012. Mr. Drachman and AtriCure entered into an agreement pursuant to which Mr. Drachman is entitled to receive: (i) all accrued and unpaid base salary through the effective date of the resignation; (ii) payment for any accrued and unused vacation; (iii) continued vesting of all stock options and restricted stock until March 31, 2013; and (iv) six (6) months base salary. Under this agreement, Mr. Drachman waived all rights to receive payment of an annual incentive bonus for 2012.

(2)	Ms. Piton resigned as AtriCure’s Vice President, Finance and Administration and Chief Financial Officer effective April 30, 2012. Ms. Piton and AtriCure entered into an agreement pursuant to which

Ms. Piton is entitled to receive: (i) all accrued and unpaid base salary through the effective date of the resignation; (ii) payment for any accrued and unused vacation; (iii) continued vesting of all stock options and restricted stock until April 30, 2013; and (iv) twelve (12) months base salary. Under this agreement, Ms. Piton waived all rights to receive payment of an annual incentive bonus for 2012.

(3)	Ms. Kennedy’s compensation reported reflects her 2012 base salary converted to U.S. dollars using the average exchange rate during 2012 of 1.2860.

The Chief Executive Officer’s target award opportunities as a percentage of base salary, performance objectives and relative weightings for 2012 were established in his employment agreement with the Company. For all other executive officers, the Compensation Committee established target award opportunities as a percentage of base salary, performance objectives and relative weightings for 2012. Target opportunity percentages, performance criteria and weightings for 2012 are summarized below:

	2012 Performance Measure Weighting
Executive Officer	Revenue and EBITDA (%)	Departmental Objectives (%)	Target Incentive (%)	Target Incentive ($)
Michael H. Carrel	50%	50%	75%	$62,500
M. Andrew Wade	50	50	30	51,000
David J. Drachman	50	50	55	247,500
Julie A. Piton	50	50	45	123,750
James L. Lucky	50	50	35	73,500
Andrew L. Lux	50	50	40	108,000

For 2012, the Compensation Committee approved an incentive bonus program that would have enabled these executive officers to earn the target and maximum bonuses set forth below as a percentage of their base salaries.

Executive Officer	Percentage of 2012 Base Salary at Threshold Goals (%)	Percentage of 2012 Base Salary at Target Goals (%)	Percentage of 2012 Base Salary at Maximum Goals (%)
Michael H. Carrel	75.00%	75.00%	75.00%
M. Andrew Wade	22.50	30.00	37.50
James L. Lucky	26.25	35.00	43.75
Andrew L. Lux	30.00	40.00	50.00

	Threshold	Target	Maximum	Actual	Achieved
Revenue and EBITDA Goal	8% U.S. revenue growth; 11% international revenue growth; EBITDA of at least $(1.5) million	12% U.S. revenue growth; 16% international revenue growth; EBITDA of at least $(0.8) million	16% U.S. revenue growth; 21% international revenue growth; EBITDA of at least $0	7.5% U.S. revenue growth; 14% international revenue growth; EBITDA of $(1.8) million	International revenue growth

Departmental Objectives Goal	Achievement by December 2012	Achievement by November 2012	Achievement by October 2012	Achievement by November 2012	Achieved by December 2012

At the recommendation of the Chief Executive Officer, the Compensation Committee awarded the executive officers annual incentive bonuses equal to 125% of their target bonus amounts based upon the Company’s 2012 performance both relative to the 2012 performance goals and in consideration of the executive-level transitions that took place at the Company during 2012, as well as the executive officers’ contributions to the implementation of the Company’s strategic plan. The Committee also took these factors into consideration in determining equity awards granted in December 2012. As discussed above, each of Mr. Drachman and Ms. Piton waived their respective rights to receive payment of an annual incentive bonus for 2012.

3. Equity Incentive Awards. We issue equity awards to our executive officers and employees under our 2005 Equity Incentive Plan to create an opportunity for our executive officers and employees to acquire an equity ownership interest in the Company and thereby motivate and retain executive talent and align employees and executives with the long-term interests of stockholders. The Compensation Committee continually reviews the value and mix of equity awards granted to executive officers in light of equity awards at peer group companies but does not target any specific position with respect to these peer group companies. The Compensation Committee also considers wealth accumulation for executive officers as a factor in making additional equity awards both as to type of award and number of underlying shares.

Share-based incentives are reviewed and approved by the Compensation Committee at committee meetings. Grants of restricted stock normally vest in 25% increments over four years. Stock option grants typically vest 25% on the first anniversary of the grant and the remaining 75% thereafter vests and is exercisable in equal monthly installments on the same day of the month over the following three years. Share-based awards are intended to reflect the employee’s and executive’s position, responsibility, contributions and performance and to consider each individual’s current equity position. We believe that share-based awards will stimulate pride in ownership and motivate employees and executives to commit themselves to our performance and increasing stockholder value.

Each year, the Compensation Committee considers grants for executive officers and employees based on recommendations from the CEO, as well as the factors described above. With respect to newly hired executives, the size of the initial equity grants are determined based on the individual’s position, experience and competitive market information. For employees, during 2012, new hire grants were generally made at the first regularly scheduled meeting of the Compensation Committee following commencement of employment. Beginning in March 2013, new hire grants are generally made at the date of hire. The exercise price for options equals the fair market value of our common stock on the date of the grant.

Recovery of Prior Incentive Compensation

In the event the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, the Board of Directors shall require reimbursement to the Company of any performance-based award made to any officer of the Company where: (i) the payment was predicated upon achieving certain financial results that were subsequently the subject of a substantial restatement of Company financial statements filed with the SEC; (ii) the members of the Board of Directors who are considered “independent” for purposes of the listing standards of the Nasdaq Stock Market determine the officer engaged in intentional misconduct that caused or substantially caused the need for the substantial restatement; and (iii) a lower payment would have been made to such officer based upon the restated financial results. In each such instance, the Company will, to the extent practicable, seek to recover from the officer the amount by which any performance-based awards paid to such officer for the relevant period exceeded the lower payment that would have been made based on the restated financial results. This policy applies to financial statements for periods ending or after December 31, 2011, and, beginning on January 1, 2012, the award agreement or terms and conditions of any performance-based award by the Company to an officer shall include a provision incorporating the requirements of this policy.

The Company reserves the right to include these and other additional compensation recovery provisions in equity award agreements for executive officers.

Perquisites

We do not generally provide executives with perquisites other than programs made available to all Company employees. Mr. Carrel’s employment agreement provides for reimbursement of certain out-of-pocket expenses, including temporary housing and for reimbursement up to $10,000 annually for incremental term life insurance. Mr. Drachman’s employment agreement also provided for reimbursement up to $10,000 annually for incremental term life insurance. Ms. Patricia J. Kennedy receives an annual car allowance of €12,000 ($15,432). Further, Mr. Andrew L. Lux was provided $58,885 in relocation benefits.

The Compensation Committee adopted a policy, effective January 1, 2012, that officers of the Company will not be reimbursed by the Company for personal taxes owed by them resulting from their receipt of perquisites, other than for relocation expenses. The Committee made an exception to this policy in March 2013 for Mr. Carrel’s life insurance premium payments.

Summary Compensation Table

The following table sets forth summary compensation information for 2012, 2011 and 2010 for our Chief Executive Officer, Chief Financial Officer and each of our three other most highly compensated executive officers who were serving in such capacities as of December 31, 2012. Except as provided below, none of our named executive officers received any other compensation required to be disclosed by law or in excess of 10% of their total annual compensation.

Name and Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)		Total ($)
Michael H. Carrel	2012	$83,333	$—	$394,002	$1,306,337	$118,125	$—		$1,901,797
President and Chief Executive Officer	2011	—	—	—	—	—	—		—
	2010	—	—	—	—	—	—		—

M. Andrew Wade	2012	150,177	—	121,475	474,386	43,206	2,675		791,919
Vice President and Chief Financial Officer	2011	—	—	—	—	—	—		—
	2010	—	—	—	—	—	—		—

David J. Drachman(4)	2012	337,500	—	357,120	267,296	—	638,870	(5)	1,600,786
Former President and Chief Executive Officer	2011	450,000	—	1,120,000	371,205	—	3,407	(5)	1,944,612
	2010	412,000	—	168,800	397,430	206,000	2,468	(5)	1,185,898

Julie A. Piton(6)	2012	91,667	—	148,800	106,918	—	581,342		928,727
Former Vice President, Finance and Administration and Chief Financial Officer	2011	275,000	—	112,000	111,362	—	1,489		499,851
	2010	243,360	—	67,200	162,585	97,344	12		570,501

Patricia J. Kennedy(7)	2012	216,596	141,460	100,950	264,132	143,874	16,341		883,353
Vice President and General Manager, International	2011	240,855	—	144,250	81,665	168,316	54,053		689,139
	2010	—	—	—	—	—	—		—

James L. Lucky(8)	2012	210,000	—	140,825	223,390	82,688	2,061		658,964
Vice President Regulatory Affairs and Quality Systems	2011	210,000	—	100,800	103,937	—	1,378		416,115
	2010	187,460	—	61,600	151,746	65,611	1,516		467,933

Andrew L. Lux	2012	258,750	—	166,500	679,430	116,855	61,560	(9)	1,283,095
Vice President and Chief Operating Officer	2011	—	—	—	—	—	—		—
	2010	—	—	—	—	—	—		—

(1)

Amounts in the stock awards and option awards columns represent the aggregate grant date fair value of performance share awards, restricted stock awards and option awards computed, as of each grant date, in accordance with FASB ASC Topic 718. Additional information about the assumptions that we used when valuing equity awards is set forth in our Annual Report on Form 10-K in Notes 1 and 14 of the Notes to Consolidated Financial Statements.

(2)	Amounts shown represent incentive-based awards earned in 2012, 2011 and 2010 pursuant to monthly, quarterly and/or annual incentive-based award programs.
(3)	Amounts shown include the matching contributions made under our 401(k) Plan and adjustments made in connection with corrections to 401(k) Plan participant account balances, as the case may be.
(4)

Mr. Drachman resigned as AtriCure’s Chief Executive Officer and President effective September 30, 2012. Included in All Other Compensation for Mr. Drachman is $112,500 paid to Mr. Drachman for severance in 2012 and $521,759 related to Mr. Drachman’s equity modification in 2012.

(5)	Amounts shown include $4,049, $2,892, and $3,449 in incremental life insurance (including related tax gross-up payments in 2010) paid to Mr. Drachman in 2012, 2011 and 2010, respectively.
(6)

Ms. Piton resigned as AtriCure’s Vice President, Finance and Administration and Chief Financial Officer effective April 30, 2012. Included in All Other Compensation for Ms. Piton is $183,333 paid to Ms. Piton for severance in 2012 and $396,459 related to Ms. Piton’s equity modification in 2012.

(7)

Ms. Kennedy’s cash compensation is generally paid in Euros. Amounts reported for compensation paid in Euros have been converted to U.S. Dollars using the average exchange rates during 2011 (1.3924) and 2012 (1.2860). Included in All Other Compensation for Ms. Kennedy is €12,000 ($15,432) paid to Ms. Kennedy for a car allowance.

(8)	Mr. Lucky resigned effective March 8, 2013.
(9)	Amounts shown include $58,885 in relocation expenses paid to Mr. Lux.

Grants of Plan-Based Awards

The following table sets forth information concerning the annual performance bonuses for 2012 performance and stock option and restricted stock grants made during 2012 to the executive officers named in the Summary Compensation Table.

Executive Officer	Grant Date(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Stock Awards: Number of Shares of Stock or Units (#)(3)	Option Awards: Number of Securities Underlying Options (#)(4)		Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Market Value of Option Awards ($)(5)
		Threshold ($)	Target ($)	Maximum ($)
Michael H. Carrel	12/27/2012	$62,500	$62,500	$78,125	—	—		$—	$—
	11/1/2012	—	—	—	66,667	—		—	—
	11/1/2012	—	—	—	—	125,000		5.91	482,763
	11/1/2012	—	—	—	—	225,000	(6)	5.91	823,574

M. Andrew Wade	12/27/2012	38,250	51,000	63,750	—	—		—	—
	12/27/2012	—	—	—	15,000	—		—	—
	5/14/2012	—	—	—	2,500	—		—	—
	12/27/2012	—	—	—	—	75,000		6.73	330,165
	10/25/2012	—	—	—	—	35,000		6.27	144,221

David J. Drachman	2/15/2012	—	—	—	36,000	—		—	—
	2/15/2012	—	—	—	—	40,000		9.92	267,296

Julie A. Piton	2/15/2012	—	—	—	15,000	—		—	—
	2/15/2012	—	—	—	—	16,000		9.92	106,918

Patricia J. Kennedy	12/27/2012	—	—	—	15,000	—		—	—
	12/27/2012	—	—	—	—	60,000		6.73	264,132

James L. Lucky	12/27/2012	55,125	73,500	91,875	—	—		—	—
	12/27/2012	—	—	—	2,500	—		—	—
	2/15/2012	—	—	—	12,500	—		—	—
	12/27/2012	—	—	—	—	5,000		6.73	22,011
	11/14/2012	—	—	—	—	25,000		6.62	107,825
	2/15/2012	—	—	—	—	14,000		9.92	93,554

Andrew L. Lux	2/9/2012	81,000	108,000	135,000	—	—		—	—
	12/27/2012	—	—	—	10,000	—		—	—
	2/15/2012	—	—	—	10,000	—		—	—
	12/27/2012	—	—	—	—	20,000		6.73	88,044
	10/25/2012	—	—	—	—	30,000		6.27	123,618
	2/15/2012	—	—	—	—	70,000		9.92	467,768

(1)	The grant date of equity awards is the date on which the Compensation Committee approved the award.
(2)

Represents estimated bonuses eligible to be earned under our annual cash incentive plan for 2012. Any actual awards earned and paid to the named executive officers under these plans is reported in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table and are discussed further above under the heading “Compensation Discussion and Analysis.”

(3)	Represents restricted stock awards granted under the 2005 Equity Incentive Plan.
(4)	Represents stock options granted under the 2005 Equity Incentive Plan.
(5)

The amounts shown reflect the grant date fair value of option awards computed, as of each grant date, in accordance with FASB ASC Topic 718. Additional information about the assumptions is set forth in our 2012 Annual Report Form 10-K in Notes 1 and 14 of the Notes to Consolidated Financial Statements.

(6)

Options to purchase shares in 25,000 increments vest at each Option Trigger Event. “Option Trigger Event” shall mean the volume adjusted weighted average closing price of the common stock of the Company as reported by NASDAQ (or any other exchange on which the common stock of the Company is listed) for 30 consecutive days equals or exceeds each of $10.00 per share, $12.50 per share, $15.00 per share, $17.50 per share, $20.00 per share, $25.00 per share, $30.00 per share, $35.00 per share and $40.00 per share.

Outstanding Equity Awards at Year-End

The table below sets forth information concerning the number and value of the unexercised stock options and restricted stock awards outstanding at December 31, 2012 for the executive officers named in the Summary Compensation Table. Under the Company’s equity award plans, stock option awards have a ten-year term. For our named executive officers, options granted prior to August 6, 2005 (expiration date prior to August 6, 2015) vest 25% on each anniversary of the date of grant. Stock Option awards granted after August 5, 2005 (expiration date after August 5, 2015) vest 25% on the first year anniversary of the grant date and in equal monthly installments on the same day of the month over the remaining three years. Restricted shares generally vest in 25% increments on the first four anniversaries of the grant date and vest in full upon a change of control.

Outstanding Equity Awards at Fiscal Year-End

Executive Officer	Option Awards				Stock Awards		Performance Shares Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Price ($)	Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Michael H. Carrel	—	125,000	$5.91	11/1/2022	—	—	—	—
	—	—	—	—	66,667	$460,002	—	—
M. Andrew Wade	—	75,000	6.73	12/27/2022	—	—	—	—
	—	35,000	6.27	10/25/2022	—	—	—	—
	458	542	11.20	2/9/2021	—	—	—	—
	916	84	1.50	2/10/2019	—	—	—	—
	2,000	—	11.65	12/5/2017	—	—	—	—
	—	—	—	—	19,500	134,550	—	—
David J. Drachman	—	40,000	9.92	3/31/2013	—	—	—	—
	22,916	27,084	11.20	3/31/2013	—	—	—	—
	57,916	32,084	5.5975	3/31/2013	—	—	—	—
	80,000	—	10.10	3/31/2013	—	—	—	—
	60,000	—	9.50	3/31/2013	—	—	—	—
	150,000	—	13.53	3/31/2013	—	—	—	—
	—	—	—	—	146,000	1,007,400	—	—
Julie A. Piton	—	16,000	9.92	4/30/2013	—	—	—	—
	6,875	8,125	11.20	4/30/2013	—	—	—	—
	31,875	13,125	5.5975	4/30/2013	—	—	—	—
	15,000	—	10.10	4/30/2013	—	—	—	—
	15,000	—	9.50	4/30/2013	—	—	—	—
	100,000	—	12.22	4/30/2013	—	—	—	—
	—	—	—	—	42,500	293,250	—	—
Patricia J. Kennedy	—	60,000	6.73	12/27/2022	—	—	—	—
	5,041	5,959	11.20	2/9/2021	—	—	—	—
	15,583	6,417	5.5975	2/17/2020	—	—	—	—
	5,625	625	1.50	2/10/2019	—	—	—	—
	—	—	—	—	27,375	188,888	—	—
James L. Lucky	—	5,000	6.73	12/27/2022	—	—	—	—
	—	25,000	6.62	11/14/2022	—	—	—	—
	—	14,000	9.92	2/15/2022	—	—	—	—
	6,416	7,584	11.20	2/9/2021	—	—	—	—
	29,750	12,250	5.5975	2/17/2020	—	—	—	—
	15,000	—	10.10	5/28/2018	—	—	—	—
	15,000	—	9.50	6/20/2017	—	—	—	—
	13,949	—	6.34	9/6/2016	—	—	—	—
	10,000	—	13.53	12/7/2015	—	—	—	—
	6,578	—	12.00	8/5/2015	—	—	—	—
	9,473	—	1.52	1/1/2014	—	—	—	—
	—	—	—	—	34,250	236,325	—	—
Andrew L. Lux	—	70,000	9.92	2/15/2022	—	—	—	—
	—	30,000	6.27	10/25/2022	—	—	—	—
	—	20,000	6.73	12/27/2022	—	—	—	—
	—	—	—	—	20,000	138,000	—	—

(1)	Based on the December 31, 2012 closing price of our common stock of $6.90 per share.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercises ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Michael H. Carrel	—	$—	—	$—
M. Andrew Wade	—	—	1,000	9,200
David J. Drachman	160,117	1,365,507	52,500	519,475
Julie A. Piton	—	—	19,500	165,445
Patricia J. Kennedy	—	—	4,625	43,669
James L. Lucky	—	—	12,000	111,235
Andrew L. Lux	—	—	—	—

(1)	Calculated by multiplying the number of shares acquired on exercise by the closing price of AtriCure common stock on the date of exercise.
(2)	Calculated by multiplying the number of shares acquired on vesting/release by the closing price of AtriCure common stock on the date of vesting release.

Severance and Change in Control Arrangements

We have employment agreements with Michael H. Carrel, our President and Chief Executive Officer, Andrew L. Lux, our Senior Vice President R&D, Operations and QA and Patricia J. Kennedy, our Vice President and General Manager, International. We also have Change in Control Agreements with Ms. Kennedy, Mr. Seith, our Senior Vice President of Sales and Marketing, and Mr. Wade, our Vice President and Chief Financial Officer.

Carrel Employment Agreement

If the Company terminates Mr. Carrel’s employment “without cause” or if he terminates his employment for “good reason,” each as defined in his employment agreement, Mr. Carrel is entitled to a severance payment equal to twelve months of his then-current base salary plus a pro-rata portion of his target bonus for the year in which such termination occurred through the date of termination. If the termination occurs during a change in control period, he is entitled to a severance payment equal to up to twenty-four months of his then-current base salary plus his target bonus for the severance period.

Wade Change in Control Agreement

Mr. Wade’s change in control agreement provides that if his employment terminates during a change in control period other than in connection with death, disability, “cause” or “good reason,” (each as defined in such agreement), he is entitled to a severance payment equal to twelve months of his then-current base salary plus his target bonus and commission for the severance period.

Kennedy Change in Control Agreement

While Ms. Kennedy’s employment agreement does not provide for incremental benefits upon termination, death or a change in control, her change in control agreement provides that if her employment terminates during a change in control period other than in connection with death, disability, “cause” or “good reason,” (each as defined in such agreement), she is entitled to a severance payment equal to six months of her then-current base salary plus her target bonus and commission for the severance period.

Lux Employment Agreement

If the Company terminates Dr. Lux’s employment “without cause” or if he terminates his employment for “good reason,” each as defined in the his employment agreement, Dr. Lux is entitled to a severance payment equal to six months of his then-current base salary. If the termination occurs during a change in control period, he is entitled to a severance payment equal to eighteen months of his then-current base salary plus an amount equal to his full bonus potential for the year in which the termination occurs.

Seith Change in Control Agreement

Mr. Seith’s change in control agreement provides that if his employment terminates during a change in control period other than in connection with death, disability, “cause” or “good reason,” (each as defined in such agreement), he is entitled to a severance payment equal to twelve months of his then-current base salary plus his target bonus and commission for the severance period.

Treatment of Equity Awards

After termination of an executive officer or director following a change in control, he or she may exercise his or her vested options pursuant to the terms of our 2001 Stock Option Plan, our 2005 Equity Incentive Plan and/or the related stock option agreements. Generally, if termination is due to death or disability, the options will remain exercisable for twelve months. In all other cases, the options will generally remain exercisable for 90 days. Restricted stock owned by executive officers and options granted under our 2001 Stock Option Plan vest in full upon a change in control.

Upon a change in control of the Company, options granted under our 2005 Equity Incentive Plan are either replaced with equivalent options of the acquiring entity or, if not so replaced, accelerate in full upon the change in control. However, for officers whose employment continues with the Company or a successor following a change in control, unvested options vest one-third upon the change in control and then generally in full upon completion of twelve months of employment following the change in control event except that if an officer is terminated without “cause” or resigns for “good reason” (each as defined) within one year after the change in control event, all options will vest in full upon such termination or resignation.

The table below shows the potential payments, other than those generally available to all salaried employees, that would be payable to each named executive officer assuming a qualifying change in control or other triggering event had occurred on December 31, 2012.

Name	Payments Under Employment Agreement/Change In Control Agreement ($)	Aggregate Value of Vested Equity Awards ($)	Aggregate Value of Unvested Equity Awards ($)	Other ($)
Michael H. Carrel	875,000	—	583,752	16,358
M. Andrew Wade	224,269	4,946	169,804	—
Patricia J. Kennedy	276,118	50,672	210,821	—
Andrew L. Lux	567,000	—	160,300	17,370

OTHER MATTERS

We are not aware of any other business to be presented at the meeting. As of the date of this proxy statement, no stockholder had advised us of the intent to present any business at the Annual Meeting. Accordingly, the only business that our Board intends to present is as set forth in this proxy statement.

If any other matter or matters are properly brought before the Annual Meeting or any postponement or adjournment thereof, each properly executed proxy card will be voted in the discretion of the proxies named therein. The proxies will use their discretion to vote on such matters in accordance with their best judgment.

The proxy card used by AtriCure for the annual meeting typically grants authority to management to vote in its discretion on any matters that come before the meeting as to which adequate notice has not been received. In order for a notice to be deemed adequate for the 2014 Annual Meeting, it must be received by February 26, 2014.

By Order of the Board of Directors,

/s/ M. Andrew Wade
M. Andrew Wade Vice President and Chief Financial Officer

West Chester, Ohio

April 12, 2013

ANNUAL MEETING OF STOCKHOLDERS OF

ATRICURE, INC.

May 23, 2013

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING TO BE HELD ON MAY 23, 2013:

You are receiving this communication because you hold shares in the above company,

and the materials you should review before you cast your vote are now available.

The proxy statement and annual report to security holders are available at:

http://ir.atricure.com/phoenix.zhtml?c=189981&p=proxy

Please sign, date and mail your proxy card in the

envelope provided as soon as possible.

¯ Please detach along perforated line and mail in the envelope provided. ¯

20930304000000001000 8	052313

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS “FOR” PROPOSAL 2, “FOR” PROPOSAL 3 AND OF “EVERY YEAR” ON PROPOSAL 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE.  ☒

				FOR	AGAINST	ABSTAIN
1. Authority to elect as Directors the following nine (9) nominees.		2.	Proposal to ratify the appointment of Deloitte & Touche LLP as independent registered public accounting firm of the Company for the year ending December 31, 2013.	☐	☐	☐

		3.	Advisory vote on the compensation of our named executive officers as disclosed in the proxy statement for the 2013 Annual Meeting.	☐	☐	☐
				EVERY YEAR	EVERY TWO YEARS	EVERY THREE YEARS	ABSTAIN
		4.	Advisory vote on the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	O MICHAEL H. CARREL O MARK A. COLLAR O DONALD C. HARRISON, M.D. O MICHAEL D. HOOVEN O RICHARD M. JOHNSTON O ELIZABETH D. KRELL, Ph.D. O MARK R. LANNING O KAREN P. ROBARDS O ROBERT S. WHITE

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED AS FOLLOWS: (1) FOR THE ELECTION OF THE NOMINATED DIRECTORS; (2) FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDED DECEMBER 31, 2013; (3) FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE PROXY STATEMENT FOR THE 2013 ANNUAL MEETING; (4) FOR THE OPTION OF “EVERY YEAR” AS THE PREFERRED FREQUENCY FOR FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION; AND (5) IN THE DISCRETION OF THE PROXY HOLDERS ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

PLEASE SIGN, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE, WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: —

I PLAN TO ATTEND THE MEETING ☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ATRICURE, INC.

2013 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of AtriCure, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 12, 2013, and hereby appoints Michael H. Carrel and M. Andrew Wade, or either of them, as proxy and attorney-in-fact, with full power of substitution, on behalf and in the name of the undersigned to represent the undersigned at the 2013 Annual Meeting of Stockholders of AtriCure, Inc. to be held on May 23, 2013 at 9:00 a.m. (EDT) at AtriCure’s offices located at 6217 Centre Park Drive, West Chester, Ohio 45069, and at any postponement or adjournment thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side and in their discretion with respect to such other business as may properly come before such Annual Meeting or at any postponement or adjournment thereof in accordance with and as described in the Notice and Proxy Statement for the Annual Meeting.

THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS UNLESS A CONTRARY CHOICE IS SPECIFIED.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued and to be signed on the reverse side)